Exhibit 99.1

Industrial Battery Developer Flux Power Reports Q1 ‘16 Results; Current
Production Changeover Provides The Framework For Future Growth

Vista, CA – November 16, 2015 -- Flux Power Holdings, Inc. (OTCQB: FLUX), a developer of advanced lithium batteries for industrial applications including electric forklifts, today reviewed its recent progress and results for the first quarter (Q1 ‘16) ended September 30, 2015. In lieu of a conference call, the Company will host an online Q&A session, details below.

LiFT Pack Sales Highlights:

o	In Q1 ’16, the number of large national or regional companies piloting LiFT Packs rose 15% to 30 versus 26 in Q4 ’15.
o	Q1 ‘16 LiFT Pack battery sales declined to 53 units versus 81 units in Q4 ’15
o	Flux’s LiFT Pack unit sales declined versus last quarter reflecting working capital and inventory constraints and infrastructure and production planning to support anticipated growth.
o	Expected UL Listing will offer higher level of product assurance in terms of electrical quality and safety profile
o	Current LiFT Pack model changeover incorporates engineering and other design initiatives to meet anticipated sales growth and expected to temper unit sales in Q2’ 16.
o	Demand for Flux LiFT Packs featuring lithium advantages continues to increase and support expectations.

Flux Power has developed solid, broad-based interest in its LiFT Pack line of batteries for “Walkie” pallet jacks, reflecting the performance, efficiency and cost benefits this new storage solution brings to material handling-intensive businesses. To date, 30 large national or regional companies are piloting Flux LiFT Packs for Walkies and an additional 18 have progressed to initial LiFT Pack purchases. Based on discussions with several companies regarding their battery replenishment schedules and purchasing intentions over the next year, the Company believes this pacing could drive fiscal year 2016 LiFT Pack sales of at least $3 million.

Flux’s fiscal year 2016 sales estimate is subject to Flux’s ability to secure sufficient working capital to fund inventories, demo units, industry certifications, receivables and expanded sales, customer support and administration expense. Flux is currently evaluating ways to address its working capital and long term funding needs.

CEO, Ron Dutt, commented, “The continued demand and interest in lithium solutions for walkie pallet jacks has supported our current buildup in production processes and infrastructure. This buildup has required resources in both the quarter ending September 30, 2015 and the current quarter. The anticipated UL Listing from Underwriters Laboratories will soon provide enhanced sales and marketing opportunities and support our drive for continuous improvement in our packs to meet and exceed customer satisfaction.”

Q1 Operating Results

Q1 ’16 revenue declined to $171,000 compared to Q4 ’15 revenue of $220,000, due to a decline in sales of LiFT Packs. Flux’s Q1 ’16 net loss increased to $1,008,000 from $964,000 in Q4 ’15, and increased over the Q1 ’15 net loss of $197,000. The Net Loss in Q1 ’15 benefited from the change in fair value of warrant liabilities.

Flux’s current gross margin reflects higher costs related to the launch of our LiFT Pack products and the lower volumes and related higher overhead absorption in the most recent quarter. Flux has developed several design and procurement initiatives designed to substantially improve LiFT Pack gross margins as FY 2016 progresses.

Q1 ‘16 sales & administrative expenses increased by approximately 9% to $555,000 vs. Q1’ 15 as Flux made necessary investments to expand its sales and marketing reach and engineering capabilities. An increase in Q1 ’16 research and development expenses to approximately $332,000 included significant material and labor costs associated with the project to obtain a UL Listing.

In Q1 ‘16, Flux enhanced its balance sheet by converting $2.0 million of short-term debt plus accrued interest into approximately 51.2 million common shares. As a result of the conversion, Flux had 150,785,137 common shares outstanding as of September 30, 2015. The outstanding balance of debt instruments as of November 11, 2015 with the largest shareholder EsenJay Investments is $975,000. These funds are used to support working capital requirements for growth and operating expenses.

Flux Investor Q&A:

In lieu of a conference call, over the next few weeks, Flux Power’s CEO, Ron Dutt, will respond to investors’ questions about the Company, its strategy, financial performance and outlook via an online question and answer session.

•	Questions may be submitted via email to flux@catalyst-ir.com
•	Responses will be posted promptly on the Flux blog, along with Twitter links referenced to $FLUX at @FluxPowerIR.

About Flux Power Holdings, Inc. (www.fluxpwr.com)

Flux Power develops and markets advanced lithium-ion energy storage systems (‘batteries’) based on its proprietary battery management system (BMS) and in-house engineering and product design. Flux storage solutions deliver improved performance, extended cycle life and greater return on investment than legacy solutions. Flux sells direct and through a growing base of distribution relationships. Products include advanced battery packs for motive power in the lift equipment, tug and tow and robotics markets, portable power for military applications and stationary power for grid storage.

FluxBlog:	Flux Power Currents
Facebook:	FLUXPower
Twitter	Company: @FLUXpwr Investor Relations: @FluxPowerIR
LinkedIn	Flux Power

This release contains projections and other "forward-looking statements" relating to Flux’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include the development and success of new products, projected sales, the Company’s ability to timely obtain UL Listing for its products, the Company’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance of current and new products. Actual results could differ from those projected due to numerous factors and uncertainties. Although Company believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, Company can give no assurance that such statements will prove to be correct, and that the Company’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Company assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power and associated logos are trademarks of Flux Power Holdings, Inc. All other third party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Media & Investor Relations:

Catalyst Global LLC

Chris Eddy

212-924-9800

flux@catalyst-ir.com